EXHIBIT 99.1

                    Hybrid Fuels Inc. Announces Acquisition

VERNON, BC, Dec. 15 /CNW/ - Hybrid Fuels, Inc. (OTCBB: HRID) today announced the acquisition of a commercial-ready facility situated in Oyama, BC, Canada. This facility includes all equipment and infrastructure necessary to utilize the Company's proprietary technology, for total consideration of 3.72 million restricted common shares of Hybrid Fuels Inc. valued at approximately $1.4 million US.

The facility, designed for commercial demonstration purposes, was acquired from a Hybrid Fuels Inc. shareholder consortium that financed the construction of this Oyama-based facility. The consortium includes Hybrid Fuels Inc. Directors Douglas Dickie and Edward Melenka.

"Our acceptance of restricted shares as consideration for the facility demonstrates our confidence in the future growth opportunities of the Company," stated Douglas Dickie, President and CEO of Hybrid Fuels Inc. "This acquisition puts the Company in a more advantageous position to finance subsequent, commercial projects."

The Oyama facility includes a steel-construction cattle barn and ethanol plant, interior operating systems and equipment, a gasifier, facility designs and intellectual property.

"We now have an actual working model which will allow the world to understand our concept, as well as a research facility where we will continue our efforts to enhance "green" energy production. The company is now positioned to execute our business plan and build long-term shareholder value through commercial activities," continued Mr. Dickie.

This Press Release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations.


For further information:
Hybrid Fuels Inc.
Phone: Toll free Canada/USA: (888) 550-2333
Corporate Website: www.hybrid-fuels.com
Email: investor.relations@hybrid-fuels.com